UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2020

WINGSTOP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37425	47-3494862
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)

5501 LBJ Freeway
5th Floor
Dallas
Texas		75240
(Address of principal executive offices)		(Zip Code)

(972) 686-6500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WING	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously reported, on December 26, 2019, Lawrence D. Kruguer, Executive Vice President and Chief Operating Officer of Wingstop Inc. (the “Company”), submitted notice of his intent to resign from his positions as an officer and employee of the Company, effective as of the close of business on March 7, 2020. Mr. Kruguer’s resignation is not the result of any material disagreement with the Company regarding its operations, policies or practices.

On January 14, 2020, in connection with Mr. Kruguer’s resignation, he entered into a letter agreement with the Company (the “Letter Agreement”), which will become effective on January 22, 2020 following the expiration of a customary seven-day revocation period. Pursuant to the Letter Agreement, Mr. Kruguer agreed to a customary confidentiality provision and to a general release of claims in favor of the Company. In exchange, the Company agreed to, among other things, provide certain severance benefits in accordance with the Company’s Executive Severance plan to Mr. Kruguer and accelerate the vesting of 5,264 shares underlying service-based options that were originally granted pursuant to the Company’s 2015 Omnibus Incentive Compensation Plan and were scheduled to vest on June 11, 2020. All of Mr. Kruguer’s other unvested equity awards that are scheduled to vest after March 7, 2020 will be forfeited and cancelled.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Wingstop Inc.

Date:	January 21, 2020	By:	/s/ Michael J. Skipworth
Chief Financial Officer (Principal Financial and Accounting Officer)